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Exhibit 10.24

C L I F F O R D C H A N C E	CLIFFORD CHANCE (TOKYO) LPS
GAIKOXUHO JIMUBENGOSHI JIMUSHO TANAKA AKITA & NAKAGAWA
T A N A K A. AKITA & N A K A G A W A	EXECUTION VERSION

SAMSONITE JAPAN CO., LTD.
AND
SAMSONITE CORPORATION
AND
ESY LUGGAGE MANAGEMENT LPS INVESTMENT LIMITED PARTNERSHIP

SHAREHOLDERS' AGREEMENT
IN RESPECT OF
SAMSONITE JAPAN CO., LTD.

i

THIS AGREEMENT (this "Agreement") is entered into as of 27 January 2005 (the "Effective Date")

BETWEEN:

(1)
Samsonite Japan Co., Ltd., a company incorporated in Japan, whose principal place of business is Akasaka Edosei Bldg. 4F, 7-10-S Akasaka, Minato-ku, Tokyo 107.0052, Japan (the "Company");

(2)
Samsonite Corporation, a company incorporated in Delaware, whose principal place of business is 11200 East Forty-Fifth Ave., Denver, CO 80239, United States of America ("Samsonite"); and

(3)
ESY Luggage Management LPS Investment Limited Partnership, a Japanese foushijigyou yugen sekinin kumiaior "Investment LPS" whose sole general partner is Ymniko Kawaguchi, and whose registered office is at Marunouchi Mitsui Bldg., 2-2-2 Marunouchi, Chiyoda-lot, Tokyo 100-0005, Japan ("ESY"; collectively with Samsonite, the "Shareholders" and each a "Shareholder"). Equityholders in ESY are ES Partnership Investment Limited Partnership, a Japanese toushijigyou yugen sekinin kumiui ("ES"), Yumiko Kawaguchi ("Kawaguchl"), and ETERNAL ENTERPRISE CORPORATION ("ETERNAL") (collectively the "Minority Shareholders").

WHEREAS

(A)
As of the Effective Date, Samsonite owns 10 million ordinary shares in the Company.

(B)
Samsonite has subscribed for 325 million new ordinary shares and ESY has subscribed for 165 million new ordinary shares in the Company pursuant to a share subscription agreement entered into as of the Effective Date.

(C)
The Company and the Shareholders desire to confirm their agreement regarding their respective rights in connection with the matters provided for herein.

THE PARTIES AGREE as follows:

1
INTERPRETATION

1.1
In this Agreement:

          "Ancillary Agreements" means:

    (a)
    agreement between the Minority Shareholders and ESY verifying each Minority Shareholder's interest in ESY (the "Minority Shareholders Agreement");

    (b)
    consulting agreement between ETERNAL and the Company identifying the services that ETERNAL will provide to the Company and related rights and obligations of ETERNAL and the Company;

    (c)
    management agreement between Kawaguchi and the Company with respect to the terms and conditions of Kawaguchi's engagement by the Company (the "Kawagachi Management Services Agreement") ;

    (d)
    management agreement between Morimoto and the Company with respect to the terms and conditions of Morimoto's engagement by the Company;

    (e)
    sublicense and distribution agreement between Samsonite Europe NV and the Company with respect to the licensing of Samsonite-owned brand products to the Company in Japan (the "Sublicense and Distribution Agreement"); and

    (f)
    consultancy and service agreement between Samsonite, the Company, Itochu Management Consulting Co., Ltd. ("IMC") and Wirthlin Worldwide Consulting Inc. ("WW") for the provision of consulting and advisory services by IMC and WW to the Company (the "WW/IMC Consulting Services Agreement").

          "Articles" means the articles of incorporation (Teikm) of the Company as amended from time to time;

          "Affiliate" means, in respect a person ("A"), a person that:

    (i)
    is controlled by A;

    (ii)
    is controlled by a person which also controls A; or

    (iii)
    controls A;

          "Board" means the board of directors of the Company appointed and in office in accordance with this Agreement;

          "Bottoli" means the individual Marcello Bottoli;

          "Brand Credit" means the amount of credit to Samsonite for licensing its brands to the Company. The Brand Credit shall be equal to 25% of the total Net Outside Sales value for the Company for the period from 1 January 2007 through 31 December 2007. If the Minority Shares are purchased prior to 31 December 2007 pursuant to clause 12 or clause 13, the Brand Credit shall equal twenty-five percent (25%) of the total Net Outside Sales for the twelve (12) month period through the end of the month immediately preceding the month in which notice of exercise is given as set forth in clause 13.2.

          "Business Day" means any day (other than a Saturday, a Sunday or a public holiday) when banks in Japan are open for the transaction of normal business;

          "Code" means the Commercial Code of Japan, the Special Law to the Commercial Code of Japan, and the regulations promulgated thereunder, each as amended from time to time;

          "Competitor" means any person which carries on either alone or jointly with, through (which includes by ownership of any shares, and direct or indirect control) or on behalf of (whether as Director, partner, consultant, manager, employee, agent or otherwise) any person, directly or indirectly a business similar to that carried on by the Company.

          "control" and "controlled" means in respect of any person (i) the ownership of a majority of the issued share capital of that person, or (ii) the possession of the power, directly or indirectly, to direct or cause the direction of the policies or management of that person;

          "Director" means a director of the Company appointed and in office in accordance with clause 3;

          "Exit Date" means the option exercise date under clause 12, the termination date under clause 13 or the notice date under clause 14.2.2(c), as applicable;

          "Fiscal Year" means 1 January through 31 December of each year; provided that, the first Fiscal Year shall be from the Subscription Date through 31 December 2005;

          "Kawaguchi" means the individual Yumiko Kawaguchi;

          "Minority Shares Purchase Price" means the purchase price payable for the Minority Shares under clause 12 and clause 13, as set forth in clause 14;

          "Morimoto" means the individual Jun Morimoto:

          "Net Debt" means Total Debt less cash and cash equivalents;

          "Net Outside' Sales" means the gross price invoiced by the Company for all Samsonite-owned brand products to customers anywhere in Japan after deducting: (1) sales taxes or other taxes separately stated on the invoice, (2) shipping and other transportation and insurance charges actually paid and separately stated on the invoice, (3) actual allowances, rebates, credits and refunds for returned or defective goods, and (4) normal and customary trade and quantity discounts;

          "Odagiri" means the individual Kentaro Odagiri;

          "Sawada" means the individual Takashi Sawada;

          "Share" means any share in the capital of the Company;

          "Share Equivalents" means any rights in the capital of the Company (other than Shares) and any option or right to acquire any of the same or to acquire any Shares (by purchase, conversion, exchange or otherwise);

          "Silva" means the individual Michael Silva;

          "Subscription Date" means 28 January 2005;

          "Total Debt" means bank borrowings plus capitalized leases plus notes payable to third parties plus advances from Shareholders plus any other similar debt instruments;

          "Trigger Date" means 31 December 2007; and

          "USD" means the lawful currency of the United States of America.

  1.2
  The following terms are defined in the clauses stated:

Term	Clause
"Accession Agreement"	7.5
"Accounting Firm"	1.1
"Appraiser"	1 .1
"Business Plan"	4
"CEO"	3.5.2
"Confidential Information"	16 1
"COO"	3.5.3
"Costs Sharing Agreement"	20
"Disclosing Party"	16.1
"EBITDA"	4
"Group Shares"	8.2
"Incentive Bonus"	5.1
"ESY Pat Option"	12.1
"Minority Shares"	12.1
"New Shares"	7.2
"Notice"	32
"Option"	12.1
"Original Transferor"	8.2
"Other Shareholder"	10.1
"Professional Firm"	1.1
"Receiving Party"	16.1
"Rules"	33.3
"Sale Shares"	10.1
"Samsonite Call Option"	12.1
"Termination Event"	13.1
"Transferee"	8.3
"Transfer Offer"	10.1
"U.S. GAAP"	17
"Working Capital Ratio"	4
  1.3
  In this Agreement, a reference to:

  1.3.1
  a "person" includes, without limitation, a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association, partnership, limited partnership, works council or employee representative body (whether or not having a separate legal personality);

  1.3.2
  a "party" is a reference to a party to this Agreement and "parties to this Agreement" shall be construed accordingly;

  1.3.3
  a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or a paragraph of, or a schedule to, this Agreement; and

  1.3.4
  (unless the context otherwise requires) the singular shall include the plural and vice versa.

  1.4
  The headings in this Agreement do not affect its interpretation.

2.     BUSINESS

  The business of the Company shall be the marketing, distribution and sale of Samsonite-owned brand products in Japan (but excluding non-Samsonite-owned brands, including those brands licensed to Samsonite), or as otherwise decided from time to time by the Shareholders.

3.     BOARD OF DIRECTORS; STATUTORY AUDITORS

  3.1
  The Board shall have responsibility for the supervision and management of the Company and its business save in respect of those matters that are specifically subject to consent of the shareholders as set forth in clause 3.8.

  3.2
  The Board shall be comprised of five (5) Directors at all times:

  3.2.1
  two (2) Directors shall be appointed upon nomination of Samsonite, initially Bottoli and Morimoto;

  3.2.2
  two (2) Directors shall be appointed upon nomination of ESY, initially Kawaguchi and Odagiri;

  3.2.3
  one (1) Director shall be a neutral Director appointed jointly upon nomination of Samsonite and ESY, initially Silva; and

  3.2.4
  with the exception of Bottoli and Morimoto, all present Directors of the Company immediately before the Effective Date shall resign as Directors of the Company on the Subscription Date.

  3.3
  Each of Samsonite or ESY may remove a Director nominated by it and nominate a new Director in his or her place by notice in writing to the Company, the Shareholders and the Minority Shareholders, as applicable; provided that, no party shall appoint a Director without reasonable prior consultation with the other parties with a view to reaching agreement on the person to be appointed. Any decision to remove Silva or appoint another neutral Director shall be made by the unanimous consent of the Shareholders.

  3.4
  The Shareholders shall procure that persons nominated or required to be removed in accordance clauses 3.2 and 3.3 are promptly appointed or removed as Directors.

  3.5
  The Board shall appoint:

  3.5.1
  a non-executive Chairman, Sawada (if agreed by both Shareholders after 31 March 2005) or to otherwise be agreed by both Shareholders;

  3.5.2
  one (1) Representative Director (duihyo forishimariyuku) who shall also serve as chief executive officer ("CEO"), initially Morimoto; and

  3.5.3
  one (1) Representative Director (duihyo torishimariyuku) who shall also serve as chief operating officer ("COO"), initially Kawaguchi; provided that, the parties understand and agree that Kawaguchi's ability to act as Representative Director will be as separately outlined in the Kawaguchi Management Services Agreement.

  3.6
  A meeting of the Board may be called by the CEO on twenty (20) days notice to all other Directors (or shorter notice if all the Directors agree) and Board meetings shall in any event be held no less than once every three (3) months as required by the Code or more often if agreed by a majority of Directors. Subject to clause 3.7 and clause 3.8, Board meetings may be held, and resolutions of the Board passed, in any manner permitted by the Code; physical meetings of the Board shall be held in Japan, unless all the Directors agree otherwise.

  3.7
  The quorum for any meeting of the Board shall be four (4) Directors. Subject to clause 3.8 and unless the Code requires otherwise, decisions of the Board shall require approval by affirmative vote of the majority of Directors present. If such a quorum is not present within thirty (30) minutes from the time appointed for the meeting or if during the meeting a quorum ceases to be present, the meeting shall stand adjourned to the same time and place three (3) Business Days later, or to such day, time and place as the CEO may decide, in which case two (2) Business Days' prior notice is to be given to each of the other Directors as to when the meeting is to be reconvened.

  3.8
  Notwithstanding any provisions of the Code, the following matters shall require the written consent of both Shareholders (which shall not be unreasonably withheld by ESY and which shall effectively be given if a Director nominated by that Shareholder votes in favor of any such matter at a meeting of the Board):

  3.8.1
  any transaction outside the ordinary course of business;

  3.8.2
  any material acquisitions or disposals;

  3.8.3
  payment of dividends;

  3.8.4
  capital expenditures and capital leases over JPY10 million;

  3.8.5
  execution of a credit facility (excluding trade credits) or the granting of security;

  3.8.6
  a merger which would result in change of control of the Company;

  3.8.7
  approval of the annual Business Plan (including annual sales plan, annual budget, profit planning, personnel planning, planned investments, and financial planning), and any material deviation from or amendments to a Business Plan or change in the nature of the business of the Company or any change in the Business Plan that affects the Incentive Bonus;

  3.8.8
  any proposed change in the number or composition (not to include, identity) of the Board of Directors;

  3.8.9
  any capital increase or decrease;

  3.8.10
  guarantees by the Company;

  3.8.11
  any material amendment to the Sublicense and Distribution Agreement;

  3.8.12
  any changes in the Company's articles of incorporation;

  3.8.13
  any agreements entered into by, or relating to, the Company with a term exceeding one (1) year;

  3.8.14
  remuneration of board members and executive officers; and

  3.8.15
  any employment contract exceeding JPY20 million per year.

  3.9
  There shall be three (3) statutory auditors at all times:

  3.9.1
  Two (2) statutory auditors shall be appointed upon nomination of Samsonite, initially Douglas W. Sundby, the current statutory auditor, and one (1) additional statutory auditor to be nominated by Samsonite as soon as possible; and

  3.9.2
  One (1) statutory auditor shall be appointed upon nomination of ESY, initially Masaei Hayashi.

    3.10
    Each of Samsonite or ESY may remove a statutory auditor nominated by it in the same way as for Directors, as set forth in clause 3.3, in which event clause 3.4 shall apply mutatis mutandis.

4.     BUSINESS PLAN

  The initial financial projections of the Company, including, among other information, Net Outside Sales, earnings before interest, income taxes, depreciation and amortization ("EBITDA"), average working capital as a percentage of Net Outside Sales as set forth in the Business Plan attached as schedule 1 (as defined below) (the "Working Capital Ratio") for the period from the Subscription Date through 31 December 2007, segregated by Fiscal Year (with the initial period being the period from the Subscription Date through 31 December 2005, and thereafter, the Fiscal Year 2006 and the Fiscal Year 2007) (collectively, the "Business Plan") is attached as schedule 1.

5.     INCENTIVE BONUS

  5.1
  If agreed upon performance criteria with respect to the operations of the Company are satisfied during a Fiscal Year, Samsonite shall accrue and shall pay to ESY in accordance with clause 5.2, an incentive bonus equal to one-half the aggregate royalty paid by the Company to Samsonite pursuant to the Sublicense and Distribution Agreement during that Fiscal Year, less applicable taxes, if any (the "Incentive Bonus")

  5.2
  The amount of Incentive Bonus, if any, shall be calculated and accrue for each Fiscal Year no later than 28 February of the following Fiscal Year, and shall be payable within thirty (30) days thereafter.

  5.3
  Except for the first Fiscal Year from the Subscription Date through 31 December 2005, no Incentive Bonus shall be accrued or payable in case of exit or termination as set forth in clause 12 or clause 13, for a period of less than twelve (12) months.

  5.4
  The financial metrics for calculating the Incentive Bonus shall be Net Outside Sales, EBITDA and the Working Capital Ratio.

  5.5
  The amount of the Incentive Bonus earned with respect to each Fiscal Year shall be based on the achievement of targets for Net Outside Sales, EBITDA, and the Working Capital Ratio for such Fiscal Year, as set forth in the Business Plan.

  5.6
  The weighting of the three financial metrics of Net Outside Sales, EBITDA, and the Working Capital Ratio for earning a percentage of the total Incentive Bonus for each Fiscal Year shall be as follows; provided that, the financial targets for each Fiscal Year shall each be considered separately and the failure to reach the target for one Fiscal Year shall not affect the targets for the other Fiscal Years:

	Fiscal Year 2005 (from the Subscription Date through 31 December 2005)	Fiscal Year 2006	Fiscal Year 2007
Net Outside Sales:	1/3	30%	25%
EBITDA:	1/3	35%	40%
Working Capital Ratio:	1/3	35%	35%
  5.7
  The financial metrics referred to in Clause 5.4 (Net Outside Sales, EBITDA, and the Working Capital Ratio) shall also apply to the Samsonite Japan management team in establishing that portion of any incentive award based on achievement of financial targets. However, there may be a difference in the method of computing the payouts of the incentive bonuses awarded to the Samsonite Japan management team with respect to the achievement of such financial targets.

6.     ACCESS TO INFORMATION

  The Company shall provide each Shareholder with any document or information that such Shareholder may reasonably request from time to time.

7.     CAPITAL REQUIREMENTS AND NEW SHARE ISSUANCES

  7.1
  The Shareholders shall make adequate equity investments in and/or loans to the Company to keep the Company solvent at all times and to provide sufficient capital to finance the growth and operations of the Company in accordance with the Business Plan.

  7.2
  If the Company wishes to issue new Shares ("New Shares"), each Shareholder shall have the right to subscribe for New Shares pro rata in proportion to its existing shareholding ratio, and the Company shall offer New Shares in writing to each Shareholder for subscription accordingly.

  7.3
  In the event that any Shareholder does not subscribe for any or all of the New Shares within the period designated by the Company in accordance with the applicable provisions of the Code, such Shareholder shall lose its right to subscribe to the unsubscribed New Shares and the Company may offer the unsubscribed New Shares to the other Shareholder, if such Shareholder subscribed for the New Shares in response to the first offer by the Company.

  7.4
  Any issue of the New Shares shall be made in accordance with the procedures set forth in the Code. In addition, nothing in this clause 7 shall restrict each Shareholder's right to approve or disapprove any proposed capital increase as set forth in clause 3.8.9.

  7.5
  No Shares or Share Equivalents shah be allotted, sold, issued or transferred to a person who is not already a Shareholder of the Company without the prior written consent of all Shareholders (and the Company shall not enter any such person in the register of shareholders of the Company) and until such person has executed and delivered an accession agreement in the form attached as Schedule 2 (as may be amended as the Board may from time to time agree) the "Accession Agreement").

  7.6
  A-person who has entered into an Accession Agreement pursuant to clause 7.5 shall have the benefit of and be subject to the burden of all provisions and continuing obligations of this Agreement as if such person had been an original party in the capacity designated in the Accession Agreement, and this Agreement shall be interpreted accordingly.

8.     PERMITTED TRANSFERS

  8.1
  ESY shall permit the Minority Shareholders to freely transfer amongst themselves their equity interests in ESY. ESY shall within three (3) Business Days notify Samsonite and the Company of any such transfer. ESY shall prohibit the Minority Shareholders from transferring all or any of their equity interests in ESY to any third party; provided that, Kawaguchi may transfer all or a portion of her equity interest in ESY to Sawada after March 31, 2005, with the consent of both Shareholders.

  8.2
  A Shareholder (the "Original Transferor", which expression shall not include a second or subsequent transferor in a series of transfers) may at any time transfer any of its Shares (the "Group Shares") to any of its Affiliates. The Affiliate may at any time transfer any of the Group Shares to the Original Transferor or another Affiliate of the Original Transferor. Clauses 10 and 11 shall not apply to the transfer of any Group Shares pursuant to this clause 8.2. No Group Shares shall be transferred by the Original Transferor to an Affiliate in accordance with this clause 8.2 until such Affiliate has executed and delivered an Accession Agreement.

  8.3
  If Group Shares have been transferred under clause 8.1 (whether directly or by a series of transfers) by an Original Transferor to its Affiliate (the "Transferee", which shall include a second or subsequent transferee in a series of transfers) and subsequently the Transferee ceases to be an Affiliate of the Original Transferor, then the Transferee shall immediately transfer the Group Shares to the Original Transferor or, at the Original Transferor's option, to an Affiliate of the Original Transferor. If the Transferee fails to transfer the Group Shares within fourteen (14) days of the Transferee ceasing to be an Affiliate of the Original Transferor then the Transferee shall be deemed to have served a Transfer Offer in respect of the Group Shares at the lower of the original purchase price of the Group Shares and the net book value of the Group Shares. The Transfer Offer shall not be withdrawn in any circumstances.

  8.4
  The Directors may require the holder of the Group Shares or the person named as transferee in any transfer of Group Shares lodged for registration to furnish the Directors with such information as the Directors may reasonably consider necessary for the purpose of ensuring that a transfer of Shares is permitted under clause 8.2. If the information is not provided within fourteen (14) days of the request the Directors may refuse to register the transfer of the Group Shares.

  8.5
  A Shareholder may only transfer or dispose of its Shares:

  8.5.1
  to an Affiliate: or

  8.5.2
  to the other Shareholder or purchasers (whether Shareholders or not) approved by the other Shareholder in writing; or

  8.5.3
  pursuant to clauses 10, 12 or 13,

    and the procedures in clause 10 shall be interpreted and applied accordingly.

9.     DEALING IN SHARES

  9.1
  Neither Shareholder shall do, or agree to do, any of the following during the term of this Agreement without the prior written consent of the other Shareholder or otherwise in accordance with this Agreement:

  9.1.1
  pledge, mortgage, charge or otherwise encumber any Share or Share Equivalent or any interest in any of them;

  9.1.2
  grant an option over any Share or Share Equivalent or any interest in any of them; or

  9.1.3
  enter into any agreement in respect of the votes attached to any Share,

  9.2
  The Company shall procure that each share certificate issued by it will carry the following statement:

        "Any disposition, transfer or charge of the Shares represented by this certificate shall be governed by the Shareholders' Agreement dated [O]."

10.   RIGHT OF FIRST REFUSAL

  10.1
  If any Shareholder (the "Transferor") wishes to sell any or all of its Shares to a third party purchaser, such Shareholder shall first offer the Shares desired to be sold (the "Sale Shares") to the other Shareholder (the "Other Shareholder"), specifying in writing the number and class of the Sale Shares and the proposed sale price per share, and the proposed date and place (being not earlier than fourteen (14) days after the date of the offer) at which the sale of the Sale Shares shall be completed (the "Transfer Offer").

  10.2
  In the event that a Transfer Offer is made in accordance with clause 10.1, the Other Shareholder may deliver a written notice to the Transferor of its intention to purchase all or any of the Sale Shares at the price and on the terms stated in the Transfer Offer.

  10.3
  If the Other Shareholder pursuant to this clause 10:

  10.3.1
  elects not to purchase any of the Sale Shares, the Transfer Offer is deemed cancelled and the Sale Shares shall not be transferred to the Other Shareholder; or

  10.3.2
  elects to purchase some but not all of the Sale Shares, the Transferor may either (i) cancel the Transfer Offer in its entirety (and the Sale Shares shall not be transferred to the Other Shareholder), or (ii) sell only the accepted shares to the Other Shareholder and cancel the Transfer Offer for the Sale Shares not accepted by the Other Shareholder within seven (7) days following the notice from the Other Shareholder given pursuant to this clause 10.

  10.4
  The Transferor may not transfer any Sale Shares which are not sold to the Other Shareholder to any third party without the written consent of the Other Shareholder, except with respect to a sale by Samsonite of all or substantially all of its assets.

11.   TERM AND TERMINATION

  11.1
  This Agreement shall continue in effect until terminated in accordance with clause 11.2.

  11.2
  The term of this Agreement shall be until the earliest of:

  11.2.1
  31 December 2009, renewable by the agreement of the Shareholders no later than 30 September 2009 on agreed terms and conditions;

  11.2.2
  there being only one Shareholder; and

  11.2.3
  an exit (as set forth in clause 12) or termination due to the occurrence of a Termination Event (as set forth in clause 13).

  11.3
  No termination of this Agreement shall relieve either party of liability for breach of this Agreement occurring prior to the date of termination.

12.   EXIT: SAMSONITE CALL OPTION AND ESY PUT OPTION

  12.1
  No later than thirty (30) days after the Trigger Date (and, if not then exercised by either Shareholder, for a period of thirty (30) days beginning with 31 December 2008), Samsonite shall have a call option to purchase all of the Shares held by ESY (the "Minority Shares") at the Minority Shares Purchase Price (the "Samsonite Call Option"), and ESY shall have a put option to sell the Minority Shares to Samsonite at the Minority Shares Purchase Price (the "ESY Put Option"; collectively with the Samsonite Call Option, the "Options" and each an "Option"). If an Option is exercised within the applicable thirty (30) day period, Samsonite shall be obliged to purchase and ESY shall be obliged to sell the Minority Shares free of encumbrances, within ninety (90) days after the date of the notice of exercise.

  12.2
  If the Options have not been exercised as set forth in clause 12.1, Samsonite shall be obligated to purchase the Minority Shares no later than 31 January 2010 or within thirty (30) days after the end of any extended term, at the Minority Shares Purchase Price calculated as of 31 December 2009 or the last day of any extended term, as applicable.

13.   TERMINATION EVENTS

  13.1
  In case of the following events (each a "Termination Event"), the Shareholders shall have the rights and obligations set forth in this clause 13:

  13.1.1
  failure to obtain the consent of both Shareholders on any matter set forth in clauses 3.8.1through 3.8.5, 3.8.10 or 3.8.12 through 3.8.15;

  13.1.2
  agreement between the Shareholders to terminate the Shareholders' Agreement;

  13.1.3
  bankruptcy, an encumbrancer takes possession of, or an administrator, administrative receiver, receiver, trustee or liquidator (or similar officer in the relevant jurisdiction) is appointed over the whole or any part of that Shareholder's undertaking, property or assets or those of any company which controls it, or a resolution is passed for its winding-up or similar event of either Shareholder;

  13.1.4
  come under the control of a Competitor;

  13.1.5
  commit a material breach of this Agreement which remains uncured after seven (7) days of notice of the breach from the Board; or

  13.1.6
  in case of Samsonite only (i) change of control of ES or ETERNAL, or (ii) if a Minority Shareholder ceases to be a partner in ESY.

  13.2
  If a Termination Event occurs, either Samsonite (in respect of clauses 13.1.1 through 13.1.6) or ESY (in respect of clauses 13.1.1 through 13.1.5), may on thirty (30) days notice to the other Shareholder, exercise the Samsonite Call Option or ESY Put Option, as applicable, for payment of the Minority Shares at the Minority Shares Purchase Price, to be completed within ninety (90) days after the notice of exercise, as set forth in clause 12.

14.   MINORITY SHARES PURCHASE PRICE

  14.1
  The Minority Shares Purchase Price shall be equal to EBITDA for the twelve (12) month period ended on the most recent previous month end times three (3), minus Net Debt as of the most recent previous month end, multiplied by the percentage of Shares held by ESY in the Company as at the Exit Date (as of the Closing Date, thirty-three percent (33%)).

  14.2
  The Minority Shares Purchase Price shall be payable as follows:

  14.2.1
  If the Minority Shares Purchase Price is equal to or less than USD3 million, in cash within ninety (90) days following receipt of the valuation of the Minority Shares; or

  14.2.2
  If the Minority Shares Purchase Price is more than USD3 million, ESY may choose one of:

  (a)
  Payment in cash for fifty percent (50%) of the total Minority Shares Purchase Price within 30 days following receipt of the valuation of the Minority Shares and the remainder in cash, with interest at the rate of the Japanese long-term prime interest rate plus one percent (l%), payable one year and one day following exercise of the Option; or

  (b)
  Payment in cash for fifty percent (50%) of me total Minority Shares Purchase Price within thirty (30) days following receipt of the valuation of the Minority Shares and fifty percent (50%) in unregistered common stock of Samsonite; or

      (c)
      Payment in cash for fifty percent (50%) of the total value of the Minority Shares Purchase Price within thirty (30) days following receipt of the valuation of the Minority Shares and fifty percent (50%) in common stock of the Company. Within two (2) years from the exercise of the first Option or ESY Put Option, ESY shall have a put option to sell the remaining Minority Shares held by it to Samsonite for purchase at a price equal to the Minority Shares Purchase Price per share (valued as of the date notice of such second put option is given) of all stock of the Company, multiplied by the number of Minority Shares then held by ESY as of the date notice of such second put option is given. Samsonite shall have a corresponding call option on the same number of the shares, during the same period of time, and at the same price per share as ESY's put option.

  14.3
  On completion of the sale, all of the Ancillary Agreements except the WW/IMC Consulting Services Agreement shall be immediately terminated.

15.   REPRESENTATIONS AND WARRANTIES

  15.1
  Each of the Shareholders, severally and not jointly, hereby represents and warrants to the other Shareholder that:

  15.1.1
  it has full power and authority (or, if an individual, legal capacity) to enter into this Agreement and to perform its obligations under this Agreement; and

  15.1.2
  this Agreement has been duly executed and delivered by it and will constitute, its valid and binding obligations, enforceable against it in accordance with its terms.

  15.2
  The Company hereby represents and warrants to each Shareholder that:

  15.2.1
  it is a corporation duly organized an validly exist under the laws of Japan; and

  15.2.2
  it has full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

  15.3
  ESY hereby represents and warrants to Samsonite and the Company that:

  15.3.1
  it is a toushijgyou yugen sekinin kumiai (an investment limited liability partnership) organized and validly existing under the laws of Japan;

  15.32
  it has full power and authority to enter into this Agreement and to perform its obligations under this Agreement; and

  15.3.3
  as set forth in the Minority Shareholders Agreement, the Minority Shareholders and their respective equity holdings in ESY are:

  (a)
  ES: thirty thirty-thirds (30/33, or 90.91%)

  (b)
  Kawaguchi: two thirty-thirds (2/33, or 6.06%)

  (c)
  ETERNAL: one thirty-third (1/33, or 3.03%)

16.   CONFIDENTIALITY

  16.1
  For the purposes of this clause, "Confidential Information" means all information of a confidential nature disclosed (whether in writing, verbally or by any other means and whether directly or indirectly) by one party (the "Disclosing Party") to any other party (the "Receiving Party") whether before or after the Effective Date.

  16.2
  During the term of this Agreement and for a period of two (2) years after termination or expiration of this Agreement for any reason whatsoever the Receiving Party shall:

  16.2.1
  keep the Confidential Information confidential;

  16.2.2
  not disclose the Confidential Information to any other person other than with the prior written consent of the Disclosing Party or in accordance with clauses 16.3 and 16.4; and

  16.2.3
  not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement.

  16.3
  The Receiving Party may disclose Confidential Information to its employees to the extent that it is necessary for the purposes of this Agreement and shall procure that each such person is made aware of and complies with all the Receiving Party's obligations of confidentiality under this Agreement.

  16.4
  The obligations contained in clauses 16.1 and 16.2 shall not apply to any Confidential Information which:

  16.4.1
  is at the Effective Date or at any time after the Effective Date comes into the public domain other than through breach of this Agreement by the Receiving Party;

  16.4.2
  can be shown by the Receiving Party to the reasonable satisfaction of the Disclosing Party to have been known to the Receiving Party prior to it being disclosed by the Disclosing Party to the Receiving Party;

  16.4.3
  subsequently comes lawfully into the possession of the Receiving Party from a third party; or

  16.4.4
  is required to be disclosed by law, stock exchange rules or governmental orders or regulations.

17.   FINANCIAL ACCOUNTING

  The Company shall at all times maintain accurate and complete accounting and other financial records in accordance with the requirements of all applicable laws, Japanese standards, and generally accepted accounting principles applicable in the United States of America ("U.S. GAAP"). Monthly management accounts containing such information as either Shareholder shall reasonably require shall be prepared in accordance with US. GAAP and sent by the Company to the Board and the Shareholders no later than thirty (30) days following the end of the month such management accounts are for.

18.   DESIGNATION OF INDEPENDENT AUDITOR

  Samsonite shall designate the Company's independent auditor as required by the Code in Samsonite's sole discretion and promptly notify the Company of any changes thereto.

19.   SUPREMACY OF THIS AGREEMENT

  If there is any conflict or inconsistency between the provisions of this Agreement and the Articles, this Agreement shall, to the extent permitted by the Code, prevail. The Shareholders shall vote their Shares to amend the Articles, to the extent permitted by law, to reflect this Agreement.

20.   COSTS

  The Shareholders and the Company shall share the costs and expenses of and incidental to the negotiation, preparation, execution and implementation by it of this Agreement and of all other documents referred to in it, as set forth in the costs' agreement entered into as of the Effective Date attached as schedule 3 (the "Costs Sharing Agreement").

21.   ANNOUNCEMENTS AND PRESS RELEASES

  No party shall divulge to any third party (except to its respective professional advisers or to any stock exchange or other regulatory body or except as required by applicable law or for the purpose of legal or arbitration proceedings) any information regarding the existence or subject matter of this Agreement without the prior written consent of the other parties (such consent not to be unreasonably withheld).

22.   RELEASE AND INDULGENCE

  Any liability to any party may in whole or in part be released, compounded or compromised, or time or indulgence given, by it in its absolute discretion as regards any other party without in any way prejudicing or affecting its other rights against any other party.

23.   REMEDIES

  No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any of the parties shall not constitute a waiver by such party of the right to pursue any other available remedies.

24.   CONTINUING EFFECT OF AGREEMENT

  All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect after the Effective Date except in respect of those matters then already performed.

25.   ASSIGNMENT

  Except as otherwise set forth herein, no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other parties.

26.   FURTHER ACTS

  Each party shall execute and/or do and take such steps as may be in its power to procure all other necessary persons, if any, to execute and/or do all such further documents, agreements, deeds, acts and things as may reasonably be required by the other parties so that full effect may be given to the provisions of this Agreement.

27.   TIME OF ESSENCE

  Any time or period mentioned in any provision of this Agreement may be extended by mutual agreement between the parties but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid time shall be of the essence.

28.   AMENDMENTS AND NO WAIVER

  28.1
  A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

  28.2
  The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

29.   ENTIRE AGREEMENT

  This Agreement and each document referred to in it constitute the entire agreement and supersede any previous agreements between the parties relating to the subject matter of this Agreement.

30.   NO SOLICITATION

  For so long as it holds Shares and for a period of one (1) year thereafter, each Shareholder agrees on behalf of itself and its Affiliates not to induce or attempt to induce any employee of the Company or its Affiliates to leave their employ or in any way interfere with the relationship between any member of the Company and any of its employees.

31.   RIGHTS OF THIRD PARTIES

  No person who is not party to this Agreement shall have or acquire any right to enforce any term of this Agreement.

32.   NOTICES

  A notice or other communication under or in connection with this Agreement (a "Notice") shah be in writing and delivered personally or sent by post (and air mail if overseas) or by fax to the party due to receive the Notice to the address set out below or to another address specified by that party by not less than seven (7) days' written notice to the other parties received before the Notice was dispatched.

  Unless there is evidence that it was received earlier, a Notice is deemed given if:

  32.1.1
  delivered personally, when left at the address referred to below;

  32.1.2
  sent by mail to the other party within Japan, except airmail, two (2) Business Days after posting it;

  32.1.3
  sent by air mail, six (6) Business Days after posting it; and

  32.1.4
  sent by fax, when confirmation of its transmission has been recorded by the sender's fax machine.

  The addresses referred to above are:

Samsonite Japan Co., Ltd.	Akasaka Edosei Bldg., 4F 7-10-8 Akasaka, Minato-ku Tokyo 107-0052, Japan Fax No.: (81)-3-5545-6771
Attention:	Jun Morimoto
Samsonite Corporation:	11200 East Forty-Fifth Ave. Denver, CO 80239 United States of America Fax No.: (l)-303-373-6406
Attention:	Vice President—Legal
ESY Luggage Management LPS Investment Limited Partnership:	Marunouchi Mitsui Bldg., 2-2-2, Marunouchi Chiyoda-ku, Tokyo 100-0005, Japan Fax No.: (81)-3-5220-1267
Attention:	Yumiko Kawaguchi

33.   GOVERNING LAW AND ARBITRATION

  33.1
  This Agreement is governed by Japanese law.

  33.2
  Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall, if the same cannot be amicably settled by the parties upon the written request of any party, be settled by arbitration. The award of the arbitrators shall be final and binding upon the parties.

  33.3
  The arbitration shall be held in Tokyo, Japan in accordance with the arbitration rules of the Japan Commercial Arbitration Association in force when such arbitration is commenced (the "Rules"). The language used for the arbitration shall be English; provided that, translation and/or interpretation in Japanese language may be provided in a Shareholder's discretion, at such Shareholder's sole cost and expense. Unless otherwise agreed by the parties, the number of arbitrators shall be three, to be nominated by tire parties in the manner provided for in the Rules.

  33.4
  If any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the remaining portions of this Agreement shall (unless the unenforceable provision is material to the operation of this Agreement as intended by the parties) remain in full force and effect and such portions shall be enforced to the extent permissible.

  33.5
  All costs of the arbitration shall be borne equally by the parties involved. Judgment upon any arbitration award may be entered in any court of law having jurisdiction.

34.   GOVERNING LANGUAGE

  34.1
  This Agreement is in the English language only, which language shall be controlling in all respects. No translation of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in the determination of the intent of the parties.

  34.2
  Each notice, demand, request, statement, instrument, certificate or other communication given, delivered or made by a party to any other party under or in connection with this Agreement shall be in English.

35.   COUNTERPARTS

  This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Samsonite Japan Co., Ltd.
/s/ JUN MORIMOTO Name: Jun Morimoto Title: Representative Director and Chief Executive Officer
Samsonite Corporation
/s/ MARCELLO BOTTOLI Name: Marcello Bottoli Title: Chief Executive Officer
ESY Luggage Management LPS Investment Limited Partnership
/s/ YUMIKO KAWAGUCHI Name: Yumiko Kawaguchi Title: General Partner
ETERNAL and ES hereby agree to jointly and severally guarantee, without limitation, all of the obligations of ESY as set forth in this Agreement:
ETERNAL ENTERPRISE CORPORATION
/s/ KENTARO ODAGIN Name: Kentaro Odagin Title: Vice President and Chief Operating Officer
ES Partnership Investment Limited Partnership
/s/ MASAEI HAYASHI Name: Masaei Hayashi Title: General Partner

SCHEDULE 1

INITIAL BUSINESS PLAN

SCHEDULE 2

FORM OF ACCESSION AGREEMENT

ACCESSION AGREEMENT

This accession agreement (this "Accession Agreement") forms part of the Shareholders' Agreement dated [O] 2005 originally made between Samsonite Japan Co., Ltd., Samsonite Corporation and ESY Luggage Management LPS Investment Limited Partnership (the "Shareholders' Agreement"), as amended from time to time. Terms defined in the Shareholders' Agreement shall have the meanings given to them in that agreement when used in this Accession Agreement.

The undersigned hereby:

1
acknowledges having received a copy of the Shareholders' Agreement and having read the Shareholders' Agreement in its entirety; and

2.
agrees that it shall be bound by and comply with the terms and conditions of the Shareholders' Agreement for so long as it holds any Shares.

IN WITNESS OF WHICH the undersigned has executed this Accession Agreement.

By:	[a duly authorized representative of [ ]

SCHEDULE 3

CONSTS SHARING AGREEMENT

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SCHEDULE 1 INITIAL BUSINESS PLAN
SCHEDULE 2 FORM OF ACCESSION AGREEMENT ACCESSION AGREEMENT
SCHEDULE 3 CONSTS SHARING AGREEMENT